Exhibit (a)(1)(i)
OFFER TO PURCHASE
QUANTA SERVICES, INC.
Offer to Purchase for Cash any and all of the Outstanding
4.0% Convertible Subordinated Notes Due 2007
(CUSIP No. 74762EAA0) of Quanta Services, Inc.
      Quanta Services, Inc. is offering to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase (as it may be amended or supplemented from time to time, this “Statement”) and the accompanying Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal”), any and all of its outstanding 4.0% Convertible Subordinated Notes due 2007 (the “Notes”) from each holder of Notes. The offer, on the terms and subject to the conditions set forth in this Statement and the Letter of Transmittal, is referred to as the “Offer.”
      Subject to the terms and conditions of the Offer, holders who properly tender their Notes at or prior to the Expiration Date, defined below, will receive $985 for each $1,000 principal amount of Notes purchased pursuant to the Offer, plus accrued and unpaid interest up to, but not including, the date of payment for the Notes accepted for payment.
See “Certain Significant Considerations” beginning on page 14 for a discussion of certain factors that should be considered in evaluating the Offer.
      As of May 16, 2006, there was $172,500,000 aggregate principal amount of the Notes outstanding. The Notes are convertible into shares of our common stock at a conversion price (subject to adjustment) of $54.53 per share. The Notes are not listed on any national securities exchange or authorized to be quoted in any inter-dealer quotation system of any national securities association. There is no established public market for the Notes, and we believe that trading in the Notes has been limited and sporadic. Our common stock currently is traded on the New York Stock Exchange under the symbol “PWR.” The closing price of our common stock on May 12, 2006 was $17.73 per share.
      THE OFFER AND YOUR WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON JUNE 13, 2006, UNLESS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”).
      OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, ANY DEALER MANAGER FOR THE OFFER, THE DEPOSITARY FOR THE OFFER OR THE INFORMATION AGENT FOR THE OFFER MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR NOTES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR NOTES, AND, IF SO, HOW MANY NOTES TO TENDER. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS STATEMENT AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR NOTES WITH YOUR BROKER OR OTHER FINANCIAL ADVISORS AND TAX ADVISORS.
      The Offer is not conditioned on any minimum principal amount of Notes being tendered. However, the Offer is subject to the satisfaction of certain conditions. See the section entitled “Terms of the Offer — Conditions to the Offer” beginning on page 12 of this Statement.
      Questions and requests for assistance may be directed to Banc of America Securities LLC, Credit Suisse Securities (USA) LLC or J.P. Morgan Securities Inc. (the “Dealer Managers”) or Georgeson Shareholder Communications Inc. (the “Information Agent”). Requests for additional copies of this Statement or the Letter of Transmittal should be directed to the Information Agent.
The Dealer Managers for the Offer are:

Banc of America Securities LLC	Credit Suisse	JPMorgan
May 16, 2006

      THE OFFER IS BEING MADE TO ALL HOLDERS OF NOTES. WE ARE NOT AWARE OF ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER IS PROHIBITED BY APPLICABLE LAW. IF WE BECOME AWARE OF ANY JURISDICTION WHERE THE MAKING OF THE OFFER IS SO PROHIBITED, WE WILL MAKE A GOOD FAITH EFFORT TO COMPLY WITH ANY SUCH LAW. IF, AFTER SUCH GOOD FAITH EFFORT, WE CANNOT COMPLY WITH ANY SUCH LAW, THE OFFER WILL NOT BE MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) THE HOLDERS RESIDING IN SUCH JURISDICTION.
IMPORTANT
      No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained in this Statement and the related Letter of Transmittal, and, if given or made, such information or representations should not be relied upon as having been authorized by Quanta, the Dealer Managers, the Depositary (as defined herein) or the Information Agent. This Statement and the related documents do not constitute an offer to buy or solicitation of an offer to sell Notes in any circumstances in which such offer or solicitation is unlawful. In those jurisdictions where the securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Quanta by the Dealer Managers or one or more registered brokers or dealers licensed under the laws of such jurisdiction. Neither the delivery of this Statement and related documents nor any purchase of Notes will, under any circumstances, create any implication that the information contained in this Statement or such other documents is current as of any time after the date of any such document.
      We and our affiliates, including our executive officers and directors, will be prohibited by Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from purchasing any of the Notes outside of the Offer until at least the tenth business day after the expiration or termination of the Offer. Following that time, we expressly reserve the absolute right, in our sole discretion from time to time in the future, to purchase any of the Notes, whether or not any Notes are purchased pursuant to the Offer, through redemption pursuant to the terms of the indenture related to the Notes, or through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as we may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration. We cannot assure you as to which, if any, of these alternatives, or combinations thereof, we will pursue.
      The CUSIP number referenced in this Statement has been assigned by Standard & Poor’s Corporation and is included solely for the convenience of the holders. None of Quanta, any Dealer Manager, the

i

Depositary or the Information Agent is responsible for the selection or use of the above-referenced CUSIP number, and no representation is made as to its correctness on the Notes or as indicated in this Statement, the Letter of Transmittal or any other document.
      This Statement and the accompanying Letter of Transmittal and Notice of Guaranteed Delivery contain important information that should be read before any decision is made with respect to the Offer.
      We reserve the right to terminate or extend the Offer if any condition of the Offer is not satisfied or waived by us and otherwise to amend the Offer in any respect. If we amend a condition to the Offer, we will give holders notice of such amendment as may be required by applicable law.

ii

SUMMARY TERM SHEET
      The following are answers to some of the questions that you, as a holder, may have about the Offer. We urge you to read carefully the remainder of this Statement, the Letter of Transmittal and the documents that are incorporated in this Statement by reference because the information in this summary is not complete and such documents contain important information.
Who is offering to purchase the Notes?
      Quanta Services, Inc., a Delaware corporation, is offering to purchase the Notes.
What class of securities is sought in the Offer?
      We are offering to purchase any and all of our outstanding 4.0% Convertible Subordinated Notes due 2007, which we refer to as the “Notes.” The Notes were issued pursuant to a Subordinated Indenture, dated as of July 25, 2000, between us and HSBC Bank USA, National Association, successor to Chase Bank of Texas, National Association, as Trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of the same date. We refer to such indenture, as supplemented, as the “Indenture.”
Why is Quanta making the Offer?
      We are making the Offer in order to acquire any or all of the outstanding Notes. Purchasing the Notes will reduce our outstanding debt and reduce our interest expense. You should read the section entitled “Purpose of the Offer” beginning on page 5 for more information.
What will Quanta do with the Notes purchased?
      We will deliver the Notes that we purchase in the Offer to the Trustee for cancellation and those Notes will cease to be outstanding.
How much is Quanta offering to pay for the Notes?
      We are offering to pay $985 in cash plus accrued and unpaid interest to, but not including, the payment date for each $1,000 principal amount of Notes.
Are there significant conditions to the Offer?
      The Offer is not conditioned on a minimum principal amount of Notes being tendered. However, we may terminate or amend the Offer or may, subject to applicable law, postpone the acceptance for payment of, or the purchase of and payment for, Notes tendered upon the occurrence of certain events, including material litigation, government investigations, national crises or other events adversely affecting our business or the markets in general. You should read the section entitled “Terms of the Offer — Conditions to the Offer” beginning on page 12 for more information.
How many Notes will Quanta purchase?
      We will purchase for cash, upon the terms and subject to the conditions of the Offer, any and all of the Notes that are validly tendered and not properly withdrawn.
Does Quanta have the financial resources to purchase the Notes?
      Yes. On May 3, 2006, we issued and sold $143,750,000 in aggregate principal amount of our 3.75% Convertible Subordinated Notes due 2026. The net proceeds of the sale of those notes and existing cash on hand will be used to purchase the Notes. You should read the section entitled “Source and Amount of Funds” on page 5 for more information.

What is the market value of the Notes?
      The Notes are not listed on any national securities exchange or authorized to be quoted in any inter-dealer quotation system of any national securities association. There is no established public market for the Notes, and we believe that trading in the Notes has been limited and sporadic. The Notes are convertible into shares of our common stock at a conversion price (subject to adjustment) of $54.53 per share. Our common stock is traded on the New York Stock Exchange under the symbol “PWR.” On May 12, 2006, the closing price per share of our common stock as reported on the New York Stock Exchange was $17.73. You should read the sections entitled “Market Price Information” on page 7 and “Certain Significant Considerations” on page 14 for more information.
How do I tender Notes?
      There are three ways to tender your Notes, depending upon the manner in which your Notes are held:

•	If your Notes are registered in your name,

•	complete and sign the Letter of Transmittal or a facsimile copy in accordance with the instructions in the Letter of Transmittal,

•	mail or deliver it and any other required documents to HSBC Bank USA, National Association, which we refer to as the “Depositary,” at the address set forth on the back cover of this Statement, and

•	either deliver the certificates for the tendered Notes to the Depositary or transfer your Notes pursuant to the book-entry transfer procedures described in this Statement;

•	If your Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, meaning your Notes are owned in “street name,” then you must instruct your broker, dealer, commercial bank, trust company or other nominee to tender your Notes; or

•	If your Notes are held of record by The Depository Trust Company, or DTC, you may tender them through DTC’s Automated Tender Offer Program.
      You should read the section entitled “Terms of the Offer — Procedure for Tendering Notes” beginning on page 9 for more information on how to tender your Notes.
      If you want to tender your Notes but:

•	your certificates for your Notes are not immediately available or cannot be delivered to the Depositary on or before the Expiration Date,

•	you cannot comply with the procedure for book-entry transfer on or before the Expiration Date, or

•	your other required documents cannot be delivered to the Depositary on or before the Expiration Date, you can still tender your Notes if you comply with the guaranteed delivery procedure described in “Terms of the Offer — Procedure for Tendering Notes — Guaranteed Delivery” beginning on page 10.
When does the Offer expire?
      The Offer expires at midnight, New York City time, on June 13, 2006, unless we extend the Offer in our sole discretion.
Can the Offer be extended, amended or terminated and under what circumstances?
      We may extend or amend the Offer in our sole discretion. We may extend the Offer until the conditions to the completion of the Offer described in the section entitled “Terms of the Offer — Conditions to the Offer” beginning on page 12 are satisfied. We may amend the Offer in any respect by giving written notice of such amendment to the Depositary and making a public announcement of the amendment.

      If we extend the Offer, we will delay the acceptance of any Notes that have been tendered. We may terminate the Offer under certain circumstances. You should read the section entitled “Terms of the Offer — Extension, Waiver, Amendment and Termination” on page 13 for more information.
How will holders of Notes be notified if the Offer is extended?
      If we extend the Offer, we will notify you as promptly as practicable by a public announcement, which will be issued no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make any public announcement, we have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to the Dow Jones News Service. You should read the section entitled “Terms of the Offer — Extension, Waiver, Amendment and Termination” on page 13 for more information.
      In addition, if we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer to the extent required by Rule 13e-4(d)(2) and Rule 13e-4(e)(3) under the Exchange Act.
When will holders receive payment for tendered Notes?
      You will receive payment for your Notes promptly after the date on which we accept all Notes properly tendered and not validly withdrawn. You should read the section entitled “Terms of the Offer — General” beginning on page 8 for more information.
Can holders withdraw tendered Notes?
      You may withdraw your tendered Notes at any time on or before the Offer expires at midnight, New York City time, on June 13, 2006 or, if the Offer is extended, the time and date when the extended Offer expires. You also may withdraw your Notes if we have not accepted them for payment by July 12, 2006.
How do holders withdraw previously tendered Notes?
      To withdraw your previously tendered Notes, you must deliver a written or facsimile transmission notice of withdrawal with the required information to the Depositary before your right to withdraw has expired. You may not rescind a withdrawal of tendered Notes, but you may re-tender your Notes by again following the proper tender procedures. You should read the section entitled “Terms of the Offer — Withdrawal of Tendered Notes” beginning on page 11 for more information on how to withdraw previously tendered Notes.
What happens to Notes that are not tendered?
      Any Notes that remain outstanding after the completion of the Offer will continue to be our obligations. Holders of those outstanding Notes will continue to have all the rights associated with those Notes. You should read the section entitled “Certain Significant Considerations” beginning on page 14 for more information.
Can holders still convert Notes into shares of Quanta common stock?
      Yes. However, if you tender your Notes in the Offer, you may convert your Notes only if you properly withdraw your Notes before your right to withdraw has expired. The Notes are convertible into shares of our common stock at a conversion price (subject to adjustment) of $54.53 per share. On May 12, 2006, the closing price of our common stock, as reported on the New York Stock Exchange, was $17.73 per share.
What are the material tax consequences to holders if they tender their Notes?
      Holders should consult their own tax advisors regarding the federal, state, local and foreign income, franchise, personal property and any other tax consequences of the tendering of the Notes pursuant to the Offer. A U.S. Holder (as defined below in the section entitled “Material United States Federal Income Tax

Consequences”) who sells Notes to us pursuant to the Offer will generally recognize gain or loss in an amount equal to the difference between the amount received in exchange for the Notes (other than amounts attributable to accrued but unpaid interest) and such U.S. Holder’s adjusted tax basis in the Notes sold. See “Material United States Federal Income Tax Consequences — U.S. Holders” beginning on page 18. Non-U.S. Holders (as defined below in the section entitled “Material United States Federal Income Tax Consequences”) should refer to “Material United States Federal Income Tax Consequences — Non-US. Holders” beginning on page 19 for a discussion of the material U.S. federal income tax consequences applicable to Non-U.S. Holders.
Do holders have to pay a brokerage commission for tendering Notes?
      No brokerage commissions are payable by holders to us, the Dealer Manager, the Depositary or the Information Agent in connection with the tender of their Notes in the Offer. If your Notes are held by a nominee, such nominee may charge you a transaction amount. Except as set forth in Instruction 7 of the Letter of Transmittal, we will pay any transfer taxes with respect to the transfer and sale of Notes pursuant to the Offer.
Where can holders get more information regarding the Offer?
      If you have any questions or requests for assistance or for additional copies of this Statement or the Letter of Transmittal, please contact Georgeson Shareholder Communications Inc., the Information Agent for the Offer, at the phone number or the address set forth on the back cover of this Statement. You also may contact any of the Dealer Managers for the Offer, at the telephone numbers or the addresses set forth on the back cover of this Statement. Beneficial owners also may contact their broker, dealer, commercial bank, trust company or other nominee through which they hold their Notes with questions and requests for assistance.
Is Quanta making any recommendation about the Offer?
      Neither we nor any Dealer Manager, the Depositary or the Information Agent makes any recommendation as to whether or not you should tender your Notes pursuant to the Offer. Holders should determine whether or not to tender their Notes pursuant to the Offer based upon, among other things, their own assessment of the current market value of the Notes, liquidity needs and investment objectives.
      In this Statement, “Quanta Services, Inc.,” “Quanta,” “we,” “us,” “our” and the “Company” refer to Quanta Services, Inc. and do not include its subsidiaries, unless the context requires otherwise, and except that such references in the sections of this Statement entitled “Quanta Services, Inc.” and “Special Note Regarding Forward-Looking Statements” are to Quanta Services, Inc. and its consolidated subsidiaries.
QUANTA SERVICES, INC.
      We are a leading provider of specialty contracting services, offering end-to-end network solutions to the electric power, gas, telecommunications, cable television and specialty services industries. We believe that we are the largest contractor serving the transmission and distribution sector of the North American electric utility industry. Our consolidated revenues for the year ended December 31, 2005 were approximately $1.859 billion, of which 67% was attributable to electric power and gas customers, 15% to telecommunications and cable television customers and 18% to ancillary services, such as inside electrical wiring, intelligent traffic networks, cable and control systems for light rail lines, airports and highways, and specialty rock trenching, directional boring and road milling for industrial and commercial customers. We were organized as a corporation in the state of Delaware in 1997 and since that time have made strategic acquisitions to expand our geographic presence, generate operating synergies with existing businesses and develop new capabilities to meet our customers’ evolving needs.
      We have established a nationwide presence with a workforce of over 11,000 employees, which enables us to quickly and reliably serve our diversified customer base. Our reputation for responsiveness, performance, geographic reach and a comprehensive service offering also has enabled us to develop strong strategic alliances with numerous customers. Our customers include many of the leading companies in the industries we serve.
      Representative customers include:

• Alabama Power Company • American Electric Power • Alltel Corporation • CenterPoint Energy, Inc. • CenturyTel, Inc. • Entergy Corporation • Ericsson • Florida Power & Light • Georgia Power Company	• Intermountain Rural Electric Association
• Pacific Gas and Electric Company
• Puget Sound Energy, Inc.
• San Diego Gas & Electric
• SBC (now AT&T Inc.)
• Southern California Edison Company
• Verizon Communications Inc.
• Xcel Energy, Inc.
      Our principal executive offices are located at 1360 Post Oak Blvd., Suite 2100, Houston, Texas 77056-3023. Our telephone number is (713) 629-7600 and our web site address is www.quantaservices.com. We include our web site address in this document only as an inactive textual reference and do not intend it to be an active link to our web site. Accordingly, information contained in our web site is not incorporated by reference in, and should not be considered a part of, this Statement.
PURPOSE OF THE OFFER
      We are making the Offer in order to acquire any or all of the outstanding Notes. Purchasing the Notes will reduce our outstanding debt and reduce our interest expense. We will deliver the Notes that we purchase in the Offer to the Trustee for cancellation, and those Notes will cease to be outstanding. Any Notes that remain outstanding after the Offer will continue to be our obligations. Holders of those outstanding Notes will continue to have all the rights associated with those Notes. We are not seeking the approval of holders of the Notes for any amendment to the Notes or the Indenture.
SOURCE AND AMOUNT OF FUNDS
      On May 3, 2006, we issued and sold $143,750,000 in aggregate principal amount of our 3.75% Convertible Subordinated Notes due 2026 (the “3.75% Notes”) pursuant to an Indenture, dated as of May 3, 2006, between us and Wells Fargo Bank, N.A., as trustee. The net proceeds of the sale of the 3.75% Notes and existing cash will be used to purchase the Notes accepted for payment pursuant to the Offer. The amount of cash required to purchase all of the outstanding Notes is $169,912,500.
      The 3.75% Notes mature on April 30, 2026 and bear interest at the annual rate of 3.75%, payable semi-annually on April 30 and October 30, commencing on October 30, 2006. Additionally, beginning with the six-month interest period commencing on April 30, 2010, and for each six-month interest period thereafter, we will pay contingent interest during the applicable interest period if the average trading price of the 3.75% Notes reaches a specified threshold. The contingent interest payable within any applicable interest period will equal an annual rate of 0.25% of the average trading price of the 3.75% Notes during a five trading day reference period.
      The 3.75% Notes are convertible into our common stock, based on an initial conversion rate of 44.6229 shares of our common stock per $1,000 principal amount of 3.75% Notes (which is equal to an initial conversion price of approximately $22.41 per share), subject to adjustment, only in the following circumstances: (i) during any fiscal quarter if the closing price of our common stock is greater than 130% of the conversion price for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter, (ii) upon our calling the 3.75% Notes for redemption, (iii) upon the occurrence of specified distributions to holders of our common stock or specified corporate transactions or (iv) at any time on or after March 1, 2026 until the business day immediately preceding the maturity date of the 3.75% Notes. If the 3.75% Notes become convertible under any of these circumstances, we have the option to deliver cash, shares of our common stock or a combination thereof, with the amount of cash determined in accordance with the terms of the indenture under which the notes were issued. The holders of the 3.75% Notes who convert their notes in connection with certain change in control transactions, as defined in the indenture, may be entitled to a make whole premium in the form of an increase in the conversion rate. In the event of a change in control, in lieu of paying holders a make whole premium, if applicable, we may elect, in some circumstances, to adjust the conversion rate and related conversion obligations so that the 3.75% Notes are convertible into shares of the acquiring or surviving company.
      Beginning on April 30, 2010 until April 30, 2013, we may redeem for cash all or part of the 3.75% Notes at a price equal to 100% of the principal amount plus accrued and unpaid interest, if the closing price of our common stock reaches a specified threshold. In addition, we may redeem for cash all or part of the 3.75% Notes at any time on or after April 30, 2010 at certain redemption prices, plus accrued and unpaid interest. However, early redemption is prohibited by our credit facility. The holders of the 3.75% Notes may require us to repurchase all or a part of the notes in cash on each of April 30, 2013, April 30, 2016 and April 30, 2021, and in the event of a change in control, as defined in the indenture, at a purchase price equal to 100% of the principal amount of the 3.75% Notes plus accrued and unpaid interest. The 3.75% Notes carry cross-default provisions with our other debt instruments exceeding $20.0 million in borrowings, which includes our existing credit facility.
      The 3.75% Notes are not secured and will rank junior in right of payment to all of our existing and future senior indebtedness and equally in right of payment with all of our other subordinated indebtedness. The 3.75% Notes will be effectively subordinated to the existing and future indebtedness and other liabilities of our subsidiaries, including trade payables. We have made no plans or arrangements to finance or repay the 3.75% Notes.

MARKET PRICE INFORMATION
      The Notes are not listed on any national securities exchange or authorized to be quoted in any inter-dealer quotation system of any national securities association. Although certain institutions and securities dealers do provide quotations for and engage in transactions in the Notes, there is no established public market for the Notes. We believe that trading in the Notes has been limited and sporadic. The Notes are convertible into shares of our common stock at a conversion price (subject to adjustment) of $54.53 per share. Our common stock currently is traded on the New York Stock Exchange under the symbol “PWR.” The closing price of our common stock on May 12, 2006 was $17.73 per share.
      The following table sets forth the high and low sales prices of our common stock per quarter, as reported by the New York Stock Exchange, for the periods indicated below.

	High	Low

Year Ended December 31, 2004
1st Quarter	$9.52	$6.50
2nd Quarter	7.24	4.83
3rd Quarter	7.45	5.27
4th Quarter	8.29	5.75
Year Ended December 31, 2005
1st Quarter	$9.00	$7.18
2nd Quarter	9.64	7.50
3rd Quarter	13.14	8.78
4th Quarter	14.97	10.91
Year Ended December 31, 2006
1st Quarter	$16.09	$12.24
2nd Quarter (through May 12, 2006)	18.92	15.20
      We have not paid cash dividends on our common stock since our initial public offering. Further, we currently intend to retain our future earnings, if any, to finance the growth, development and expansion of our business. Accordingly, we currently do not intend to declare or pay any cash dividends on our common stock in the immediate future. The declaration, payment and amount of future cash dividends, if any, will be at the discretion of our Board of Directors after taking into account various factors. These factors include our financial condition, results of operations, cash flows from operations, current and anticipated capital requirements and expansion plans, the income tax laws then in effect and the requirements of Delaware law. In addition, the terms of our credit facility include, and any future financing arrangements we enter into also may include, limitations on the payment of cash dividends without the consent of the respective lenders.

TERMS OF THE OFFER
General
      Upon the terms and subject to the conditions set forth in this Statement and in the related Letter of Transmittal, including, if the Offer is extended or amended, the terms and conditions of the extension or amendment, we are offering to purchase for cash any and all of the outstanding Notes at a purchase price of $985 for each $1,000 principal amount of Notes plus accrued and unpaid interest to, but excluding, the payment date. You will not be required to pay a commission to us, the Dealer Manager, the Depositary or the Information Agent in connection with the tender of your Notes in the Offer. If your Notes are held by a nominee, you should consult that nominee to determine whether it will charge any service fee in connection with the tender of your Notes. Except as set forth in Instruction 7 of the Letter of Transmittal, we will pay or cause to be paid any transfer taxes with respect to the transfer and sale of Notes pursuant to the Offer.
      We expressly reserve the right, but will not be obligated, to:

•	terminate the Offer and not accept for payment and purchase the tendered Notes and promptly return all tendered Notes to tendering holders, subject to the conditions set forth below;

•	waive any or all of the unsatisfied conditions and accept for payment and purchase all Notes that are validly tendered on or before the Expiration Date and not validly withdrawn;

•	extend the Expiration Date at any time; or

•	amend the Offer.
      Our right to delay acceptance for payment of Notes tendered pursuant to the Offer or the payment for Notes accepted for purchase is subject to Rule 13e-4(f)(5) under the Exchange Act, which requires that we pay the consideration offered or return the Notes deposited by or on behalf of the holders promptly after the termination or withdrawal of the Offer. The Offer will expire at midnight, New York City time, on June 13, 2006, unless we extend it in our sole discretion. You should read the sections entitled “— Conditions to the Offer” and “— Extension, Waiver, Amendment and Termination” below.
      For purposes of the Offer, we will be deemed to have accepted for payment (and thereby purchased) Notes validly tendered and not properly withdrawn if, as and when we give written notice to the Depositary of our acceptance for payment of such Notes. We will deposit the aggregate purchase price for the Notes accepted for purchase in the Offer with the Depositary, which will act as agent for the tendering holders for the purpose of transmitting payments to the tendering holders. Notes accepted for purchase pursuant to the Offer will be paid for in immediately available funds promptly after the date on which we accept all Notes properly tendered and not withdrawn. Under no circumstances will any interest be paid or payable because of any delay in the transmission of funds by the Depositary.
      We reserve the right to transfer or assign, from time to time, in whole or in part, to one or more of our affiliates the right to purchase any or all of the Notes validly tendered pursuant to the Offer. If this transfer or assignment occurs, the assignee-affiliate will purchase the Notes validly tendered. However, the transfer or assignment will not relieve us of our obligations under the Offer and will not prejudice holders’ rights to receive the purchase price in exchange for the Notes validly tendered and accepted for payment.
      None of Quanta, the Dealer Managers, the Depositary or the Information Agent makes any recommendation as to whether or not holders should tender their Notes pursuant to the Offer.
      There are three ways to tender your Notes, depending on the manner in which your Notes are held:

•	If your Notes are registered in your name,

•	complete and sign the Letter of Transmittal or a facsimile copy in accordance with the instructions in the Letter of Transmittal,

•	mail or deliver it and any other required documents to the Depositary at the address set forth on the back cover of this Statement, and

•	either deliver the certificates for the tendered Notes to the Depositary or transfer your Notes pursuant to the book-entry transfer procedures described in this Statement;

•	If your Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, meaning your Notes are owned in “street name,” then you must instruct your broker, dealer, commercial bank, trust company or other nominee to tender your Notes; or

•	If your Notes are held of record by DTC, you may tender them through DTC’s Automated Tender Offer Program.
      If you want to tender your Notes but:

•	your certificates for your Notes are not immediately available or cannot be delivered to the Depositary on or prior to the Expiration Date,

•	you cannot comply with the procedure for book-entry transfer on or prior to the Expiration Date, or

•	your other required documents cannot be delivered to the Depositary on or prior to the Expiration Date, you can still tender your Notes if you comply with the guaranteed delivery procedure described below.
      A holder with Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact and instruct that broker, dealer, commercial bank, trust company or other nominee to tender those Notes if such holder desires to tender those Notes. To be valid, tenders must be received by the Depositary on or before the Expiration Date.
Procedure for Tendering Notes
      Valid Tender. For a holder to validly tender Notes pursuant to the Offer, a properly completed and duly executed Letter of Transmittal or facsimile thereof, with any required signature guarantee, or in the case of a book-entry transfer, an Agent’s Message (as defined below) transmitted through ATOP in lieu of the Letter of Transmittal, and any other required documents, must be received by the Depositary at the address set forth on the back cover of this Statement on or before the Expiration Date. In addition, on or before the Expiration Date, either:

•	certificates for tendered Notes must be received by the Depositary at such address; or

•	such Notes must be transferred pursuant to the procedures for book-entry transfer, and a confirmation of such tender must be received by the Depositary, including an Agent’s Message transmitted through ATOP if the tendering holder has not delivered a Letter of Transmittal.
      The term “Agent’s Message” means a message, transmitted by DTC to and received by the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating that such participant has received and agrees to be bound by the Letter of Transmittal and that we may enforce the Letter of Transmittal against such participant.
      Only registered holders are authorized to tender their Notes. In all cases, notwithstanding any other provision of the Offer, the payment for the Notes tendered and accepted for payment will be made only after timely receipt by the Depositary of certificates representing tendered Notes or book-entry confirmation, the Letter of Transmittal, or a facsimile thereof, properly completed and duly executed and any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message transmitted through ATOP and other documents required by the Letter of Transmittal.
      If the Notes are held of record in the name of a person other than the signer of the Letter of Transmittal, or if certificates for unpurchased Notes are to be issued to a person other than the registered holder, the Notes must be endorsed or accompanied by appropriate instruments of transfer entitling the signer to tender the Notes on behalf of the registered holder, in any case signed exactly as the name of the registered holder appears on the Notes, with the signatures on the certificates or instruments of transfer guaranteed as described below.

      Need for Signature Guarantee. Signatures on a Letter of Transmittal must be guaranteed by a recognized participant (each, a “Medallion Signature Guarantor”) in the Securities Transfer Agents Medallion Program, unless the tendered Notes are tendered:

•	by the registered holder of such Notes, or by a participant in DTC whose name appears on a security position listing as the owner of such Notes, and that holder has not completed either of the boxes titled “A. Special Issuance/ Delivery Instructions” or “B. Special Payment Instructions” on the Letter of Transmittal; or

•	for the account of a firm that is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc. or is a commercial bank or trust company having an office in the United States (each, an “Eligible Institution”).
      Book-Entry Delivery of the Notes. Within two business days after the date of this Statement, the Depositary will establish an account with respect to the Notes at DTC for purposes of the Offer. Any financial institution that is a participant in the DTC system may make book-entry delivery of Notes by causing DTC to transfer such Notes into the Depositary’s account in accordance with DTC’s procedure for such transfer. Although delivery of Notes may be effected through book-entry at DTC, the Letter of Transmittal or facsimile thereof, with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must be transmitted to and received by the Depositary on or before the Expiration Date at its address set forth on the back cover of this Statement. Delivery of documents to DTC does not constitute delivery to the Depositary.
      Guaranteed Delivery. If a holder desires to tender Notes under the Offer and the holder’s certificates are not immediately available or cannot be delivered to the Depositary on or before the Expiration Date, or the procedure for book-entry transfer cannot be completed on or before the Expiration Date, or if time will not permit all required documents to reach the Depositary on or before the Expiration Date, the Notes may nevertheless be validly tendered, provided that all of the following conditions are satisfied:

•	the tender is made by or through an Eligible Institution;

•	the Depositary receives by hand, mail, overnight courier, telegram or facsimile transmission, on or before the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided with this Statement, including (where required) a signature guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery; and

•	the certificates for all tendered Notes, in proper form for transfer, or confirmation of a book-entry transfer of Notes into the Depositary’s account at DTC, together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, including any required signature guarantees, or an Agent’s Message, and any other documents required by the Letter of Transmittal, are received by the Depositary within three New York Stock Exchange trading days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.
      General. The tender of Notes pursuant to the Offer by one of the procedures set forth above will constitute:

•	the tendering holder’s acceptance of the terms and conditions of the Offer; and

•	a representation and warranty by the tendering holder that:

•	such holder has the full power and authority to tender, sell, assign and transfer the tendered Notes; and

•	when the same are accepted for payment by us, we will acquire good and valid title to such Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to adverse claims or rights.
      The acceptance for payment by us of Notes will constitute a binding agreement between us and the tendering holder upon the terms and subject to the conditions of the Offer.

      The method of delivery of the Letter of Transmittal, certificates for Notes and all other required documents is at the election and risk of the tendering holder. If a holder chooses to deliver by mail, the recommended method is by registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to ensure timely delivery.
      Form and Validity. All questions as to the form of all documents and the validity, eligibility, including time of receipt, acceptance for payment and withdrawal of tendered Notes will be determined by us, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any and all tenders of Notes that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right in our sole discretion to waive any defect or irregularity in the tender of Notes of any holder. Our interpretation of the terms and conditions of the Offer, including the instructions in the Letter of Transmittal, will be final and binding. None of us, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or any notices of withdrawal or will incur liability for failure to give any such notification.
Withdrawal of Tendered Notes
      When Notes may be Withdrawn. You may withdraw your tendered Notes at any time on or before the Expiration Date. You also may withdraw your Notes if we have not accepted them for payment by July 12, 2006. A withdrawal of previously tendered Notes may not be rescinded. Any Notes properly withdrawn will be deemed not validly tendered for purposes of the Offer unless such Notes are properly re-tendered.
      Holders who have withdrawn their previously tendered Notes may re-tender Notes at any time on or before the Expiration Date, by following one of the procedures described in “— Procedure for Tendering Notes.” In the event of a termination of the Offer, the Notes tendered pursuant to the Offer will be promptly returned to the tendering holder.
      Procedure for Withdrawing Notes. For a withdrawal of Notes to be effective, a written or facsimile transmission notice of withdrawal or a Request Message (as defined below) must be timely received by the Depositary at its address set forth on the back cover of this Statement. The withdrawal notice must:

•	specify the name of the person who tendered the Notes to be withdrawn;

•	contain a description of the Notes to be withdrawn;

•	specify the certificate numbers shown on the particular certificates evidencing such Notes and the aggregate principal amount represented by such Notes (unless such Notes were tendered by book- entry transfer, in which case, specify the name and number of the account at DTC to be credited); and

•	be signed by the holder of such Notes in the same manner as the original signature on the Letter of Transmittal, including any required signature guarantees.
      Alternatively, the withdrawal notice must be accompanied by evidence satisfactory to us, in our sole discretion, that the person withdrawing the tender has succeeded to the beneficial ownership of the Notes. In addition, any such notice of withdrawal must specify, in the case of Notes tendered by delivery of certificates for such Notes, the name of the registered holder, if different from that of the tendering holder, or, in the case of Notes tendered by book-entry transfer, the name and number of the account at DTC to be credited with the withdrawn Notes. The signature on the notice of withdrawal must be guaranteed by an Eligible Institution unless such Notes have been tendered for the account of an Eligible Institution. In lieu of submitting a written, telegraphic or facsimile transmission notice of withdrawal, DTC participants may electronically transmit a request for withdrawal to DTC. DTC will then edit the request and send a request message (a “Request Message”) to the Depositary. If certificates for the Notes to be withdrawn have been delivered or otherwise identified to the Depositary, a Request Message or a signed notice of withdrawal will be effective immediately upon receipt by the Depositary of a Request Message or a written or facsimile transmission notice of withdrawal even if physical release is not yet effected. Any Notes properly withdrawn will be deemed to be not validly tendered for purposes of the Offer. Withdrawals of Notes can be accomplished only in accordance with the foregoing procedures.
      If a holder tenders its Notes in the Offer, such holder may convert its Notes only if such holder withdraws its Notes prior to the time such holder’s right to withdraw has expired. The Notes are convertible into shares of our common stock at a conversion price (subject to adjustment) of $54.53 per share.
      Form and Validity. All questions as to the form and validity, including time of receipt, of notices of withdrawal of tenders will be determined by us, in our sole discretion, which determination will be final and binding. None of us, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notices of withdrawal or be subject to any liability for failure to give any such notification.
Conditions to the Offer
      The Offer is not conditioned on a minimum principal amount of Notes being tendered. Notwithstanding any other provision of the Offer, we may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and payment for, Notes tendered, subject to the rules under the Exchange Act, if at any time on or before the Expiration Date any of the following events has occurred (or been determined by us to have occurred):

(i) there is pending or has been threatened or instituted any action, proceeding or investigation by or before any court or governmental, regulatory or administrative agency or authority or tribunal, domestic or foreign, which (a) challenges the making of the Offer, the acquisition of Notes pursuant to the Offer or otherwise relates in any manner to the Offer or (b) in our reasonable judgment, could have a material adverse effect on the business, condition (financial or otherwise), income, operations or prospects of Quanta and its subsidiaries, taken as a whole (a “Material Adverse Effect”);

(ii) there has been any material adverse development, in our reasonable judgment, with respect to any action, proceeding or investigation concerning Quanta existing on the date hereof;

(iii) a statute, rule, regulation, judgment, order, stay or injunction shall have been threatened, proposed, sought, promulgated, enacted, entered, enforced or deemed to be applicable by any court or governmental, regulatory or administrative agency or authority or tribunal, domestic or foreign, which, in our reasonable judgment, would or might directly or indirectly prohibit, prevent, restrict or delay consummation of the Offer or that could have a Material Adverse Effect;

(iv) there has been or is likely to occur any event or series of events that, in our reasonable judgment, would or might prohibit, prevent, restrict or delay consummation of the Offer or that will, or is reasonably likely to, materially impair the contemplated benefits to Quanta of the Offer or otherwise result in the consummation of the Offer not being, or not being reasonably likely to be, in the best interests of Quanta;

(v) there has been (a) any general suspension of, shortening of hours for or limitation on prices for trading in securities in the United States securities or financial markets (whether or not mandatory), (b) any material adverse change in the price of the Notes, (c) a material impairment in the trading market for debt securities, (d) a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States (whether or not mandatory), (e) a commencement of a war, armed hostilities, act of terrorism or other national or international crisis, (f) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States, (g) any material adverse change in United States securities or financial markets generally, (h) any material change in the United States currency exchange rates or exchange controls or a suspension of, or limitations on, the markets therefor (whether or not mandatory) or (i) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

(vi) there has been or is likely to occur any change or development, including without limitation, a change or development involving a prospective change, in or affecting the business or financial affairs of Quanta and its subsidiaries which, in our reasonable judgment, could or might prohibit, restrict or delay consummation of the Offer or materially impair the contemplated benefits of the Offer to Quanta or adversely affect our business.
      IMPORTANT: The above conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to such condition or may be waived by us in whole or in part at any time and from time to time in our sole discretion on or prior to the Expiration Date. The failure by us at any time to exercise any of the foregoing rights will not be deemed a waiver of any other right, and each right will be deemed an ongoing right which may be asserted at any time and from time to time on or prior to the Expiration Date.
Extension, Waiver, Amendment and Termination
      We expressly reserve the right, in our sole discretion at any time or from time to time on or prior to the Expiration Date, subject to applicable law:

•	to extend the Expiration Date and thereby delay acceptance for payment of, and the payment for, any Notes, by giving written notice of such extension to the Depositary and making a public announcement of the extension;

•	to amend the Offer in any respect, by giving written notice of such amendment to the Depositary and making a public announcement of the amendment; or

•	to waive in whole or in part any condition to the Offer on or prior to the Expiration Date and accept for payment and purchase all Notes validly tendered and not validly withdrawn on or before the Expiration Date.
      We may extend the Offer until the satisfaction of the conditions to the completion of the Offer. We expressly reserve the right, in our sole discretion, to terminate the Offer if any of the conditions set forth under “— Conditions to the Offer” have not been satisfied or waived by us on or before the Expiration Date or for any other reason or for no reason at all.
      If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer to the extent required by Rule 13e-4(d)(2) and Rule 13e-4(e)(3) under the Exchange Act.
      We will notify you as promptly as practicable of any other extension, waiver, amendment or termination by public announcement, with the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service. We also will promptly inform the Depositary of any decision to terminate the Offer.
      If the Offer is withdrawn or otherwise not completed, the purchase price will not be paid or become payable to holders of Notes who have validly tendered their Notes in the Offer. In any such event, any Notes previously tendered will be returned promptly to the tendering holders thereof in accordance with Rule 13e-4(f)(5) under the Exchange Act.

CERTAIN SIGNIFICANT CONSIDERATIONS
      In deciding whether to participate in the Offer, you should consider the following factors, in addition to the other information presented in this Statement and the documents that we incorporate by reference into this Statement, including the important factors described in “Special Note Regarding Forward-Looking Statements.” These are not the only risks we face. Any of these risks, as well as other risks and uncertainties that we do not know about now or that we do not think are important, could seriously harm our business and financial results and cause the value of the Notes to decline, which in turn could cause you to lose all or part of your investment.
      Consummation of the Offer may affect the liquidity, market value and price volatility of the Notes. There is no established public trading market for the Notes. We believe that trading in the Notes has been limited and sporadic. To the extent that some but not all of the Notes are purchased pursuant to the Offer, any existing trading market for the remaining Notes may become more limited. A debt security with a smaller outstanding principal amount available for trading (the “float”) may command a lower price than would a comparable debt security with a greater float. The reduced float may also make the trading price of Notes that are not accepted for payment pursuant to the Offer more volatile. Consequently, the liquidity, market value and price volatility of Notes that remain outstanding may be adversely affected. Holders of Notes not purchased in the Offer may attempt to obtain quotations for such Notes from their brokers; however, there can be no assurance that any trading market will exist for such Notes following consummation of the Offer. The extent of the public market for the Notes following consummation of the Offer depends upon the number of holders remaining at such time, the interest in maintaining a market in such Notes on the part of securities firms and other factors.
      There is limited market and trading information with respect to the Notes. The Notes are not listed on any national or regional securities exchange or reported on a national quotation system. To the extent that the Notes are traded, prices of the Notes may fluctuate greatly depending on the trading volume and the balance between buy and sell orders. In addition, quotations for securities that are not traded, such as the Notes, may differ from actual trading prices and should be viewed as approximations. Holders of the Notes are urged to contact their brokers to obtain the best available information as to current market prices.
      We are not obligated to redeem the Notes prior to maturity. Although the Notes that remain outstanding after the tender offer are redeemable by us at our option, either at a premium or at par depending on the time of redemption, in accordance with the terms set forth in the Indenture, and though we reserve the right, in our sole discretion, from time to time to purchase any Notes that remain outstanding through open market or privately negotiated transactions, one or more additional tender offers or exchange offers or otherwise, we are under no obligation to do so.
      The Notes are unsecured and subordinated to our existing and future senior indebtedness. The Notes that remain outstanding upon consummation of the Offer will remain our obligations with regard to payments of principal, interest and premium. However, the Notes are unsecured and subordinated to our existing and future senior indebtedness and rank equally with our other subordinated indebtedness. In the event of our insolvency, liquidation, reorganization or payment default on senior indebtedness, we will not be able to make payments on Notes that remain outstanding after consummation of the Offer until we have paid in full all of our senior indebtedness. We may, therefore, not have sufficient assets to pay the amounts due on such Notes. We are not prohibited from incurring debt under the Indenture, including debt senior to, on parity with or subordinate to the Notes. If we incur additional debt, our ability to pay amounts due on Notes that remain outstanding upon consummation of the Offer could be adversely affected.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
      This Statement and the documents that are incorporated by reference into this Statement include statements reflecting assumptions, expectations, projections, intentions or beliefs about future events that are intended as “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. In addition, we, or others on our behalf, may make forward-looking statements in press releases or written statements, or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls and conference calls. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “project,” “forecast,” “may,” “will,” “should,” “could,” “expect,” “believe” and other words of similar meaning. In particular, these include, but are not limited to, statements relating to the following:

•	Projected operating or financial results;

•	Expectations regarding capital expenditures;

•	The effects of competition in our markets;

•	The benefits of the Energy Policy Act of 2005;

•	The current economic condition in the industries we serve;

•	Our ability to achieve cost savings; and

•	The effects of any acquisitions and divestitures we may make.
      Such forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict. We have based our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may differ materially from what is expressed, implied, or forecast by our forward-looking statements, and that any or all of our forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions and by known or unknown risks and uncertainties, including the following:

•	Quarterly variations in our operating results;

•	Adverse changes in economic conditions in the markets served by us or by our customers;

•	Our ability to effectively compete for market share;

•	Estimates and assumptions in determining our financial results;

•	Beliefs and assumptions about the collectibility of receivables;

•	The inability of our customers to pay for services following a bankruptcy or other financial difficulty;

•	The financial distress of our casualty insurance carrier that may require payment for losses that would otherwise be insured;

•	Liabilities for claims that are not self-insured or for claims that our casualty insurance carrier fails to pay;

•	Potential liabilities relating to occupational health and safety matters;

•	Estimates relating to our use of percentage-of-completion accounting;

•	Our dependence on fixed price contracts;

•	Rapid technological and structural changes that could reduce the demand for the services we provide;

•	Our ability to obtain performance bonds;

•	Cancellation provisions within our contracts and the risk that contracts expire and are not renewed or are replaced on less favorable terms;

•	Our ability to effectively integrate the operations of businesses we acquire;

•	Retention of key personnel and qualified employees;

•	The impact of our unionized workforce on our operations and on our ability to complete future acquisitions;

•	Our growth outpacing our infrastructure;

•	Risks associated with expanding our business in international markets;

•	Potential exposure to environmental liabilities;

•	Requirements relating to governmental regulation;

•	Our ability to continue to meet the requirements of the Sarbanes-Oxley Act of 2002;

•	The cost of borrowing, availability of credit, debt covenant compliance and other factors affecting our financing activities;

•	Our ability to generate internal growth;

•	Our ability to successfully identify and complete acquisitions;

•	The adverse impact of goodwill impairments;

•	The potential conversion of our outstanding 4.5% convertible subordinated notes into cash and/or common stock;

•	Risks relating to the Offer, including, but not limited to, the uncertainty that the Offer will be successful or that all or any portion of the Notes will be tendered or repurchased; and

•	The other risks and uncertainties as are described from time to time in our public filings with the Securities and Exchange Commission.
      All of our forward-looking statements, whether written or oral, are expressly qualified by these cautionary statements and any other cautionary statements that may accompany such forward-looking statements or that are otherwise included in this Statement. In addition, we do not undertake any obligation to update any forward-looking statements to reflect events or circumstances after the date of this Statement.
WHERE YOU CAN FIND MORE INFORMATION
      We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). You can read and copy any materials we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. Copies can be obtained from the SEC upon payment of the prescribed fees. The SEC also maintains a web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. We maintain a website at www.quantaservices.com. The information contained on our website is not incorporated by reference in this Statement and you should not consider it a part of this Statement.

DOCUMENTS INCORPORATED BY REFERENCE
      We “incorporate by reference” into this Statement certain information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Statement. Any statement made in a document incorporated by reference in this Statement is deemed to be modified or superseded for purposes of this Statement to the extent that a statement in this Statement modifies or supersedes the statement.
      We incorporate by reference the filings listed below, which have previously been filed with the SEC (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K unless specifically incorporated by reference by us). All of these filings, which contain important information about us, are considered a part of this Statement.

•	Our annual report on Form 10-K for the year ended December 31, 2005, filed on March 2, 2006;

•	The sections “Stock Ownership of Certain Beneficial Owners and Management,” “Election of Directors,” “Executive Compensation and Other Matters,” “Certain Transactions,” and “Audit Fees” of the definitive proxy statement relating to our 2006 Annual Meeting of Stockholders, filed on April 20, 2006;

•	Our current reports on Form 8-K filed on March 8, 2006, April 27, 2006, May 2, 2006, May 3, 2006 and May 4, 2006 (as to Items 1.01, 2.03, 3.02 and 9.01); and

•	Our quarterly report on Form 10-Q for the quarter ended March 31, 2006, filed on May 9, 2006.
      You may obtain copies of documents incorporated by reference in this document (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Statement incorporates), without charge, by writing to us at the following address or calling us at the telephone number listed below:
Quanta Services, Inc.
1360 Post Oak Boulevard, Suite 2100
Houston, Texas 77056
Telephone: (713) 629-7600

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
      TO ENSURE COMPLIANCE WITH INTERNAL REVENUE SERVICE CIRCULAR 230, HOLDERS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS STATEMENT IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON BY HOLDERS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON HOLDERS UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) HOLDERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.
      The following is a summary of the material U.S. federal income tax consequences related to a sale of Notes by beneficial owners of Notes (solely as used in this section, “Holders”) pursuant to the Offer. Unless otherwise stated, this summary deals only with Holders who hold the Notes as capital assets.
      As used herein, “U.S. Holders” are any Holders of Notes that are, for U.S. federal income tax purposes, (i) citizens or residents of the United States, (ii) corporations (including entities taxable as corporations) created or organized in, or under the laws of, the United States, any state thereof or the District of Columbia, (iii) estates, the income of which is subject to United States federal income taxation regardless of its source, or (iv) trusts, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person. As used herein, “Non-U.S. Holders” are Holders, other than partnerships, that are not U.S. Holders as defined above. If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) is a Holder, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. Partnerships and partners in such partnerships should consult their tax advisors about the U.S. federal income tax consequences of a sale of Notes pursuant to the Offer.
      This summary does not describe all of the U.S. federal income tax consequences that may be relevant to a Holder in light of its particular circumstances. For example, it does not deal with special classes of Holders such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers or traders in securities or currencies, or tax-exempt investors. It also does not discuss Notes held as part of a hedge, straddle, “synthetic security,” or other integrated transaction. This summary does not address the U.S. federal income tax consequences to (i) persons that have a functional currency other than the U.S. dollar, (ii) certain United States expatriates or (iii) shareholders, partners or beneficiaries of a Holder. Further, it does not include any description of any alternative minimum tax consequences, estate or gift tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the Notes.
      This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, and all of which are subject to change or differing interpretations, possibly on a retroactive basis.
      Holders should consult their own tax advisors regarding the federal, state, local and foreign income, franchise, personal property and any other tax consequences of tendering the Notes pursuant to the Offer.
U.S. Holders
Gain or Loss Upon Sale
      The sale of a Note by a U.S. Holder pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. Subject to the market discount rules discussed below, a U.S. Holder will generally recognize capital gain or loss in an amount equal to the difference between the amount realized on the sale of a Note and the U.S. Holder’s adjusted tax basis in the Note sold. The amount realized on the sale of a Note pursuant to the Offer will be equal to the amount of cash received in exchange for the Note (other than amounts attributable to accrued but unpaid interest, which will be treated as a payment of interest and will be ordinary income to the U.S. Holder unless such U.S. Holder has previously included such amounts in income under its regular method of accounting, or otherwise has a tax basis in such interest).
      Under the market discount rules, a portion of any gain realized on the sale of a Note by a U.S. Holder who acquired the Note with “market discount” may be characterized as ordinary income rather than capital gain. Market discount is equal to the excess of the face amount of a Note over the U.S. Holder’s tax basis in such Note immediately after its acquisition by such U.S. Holder. Unless the U.S. Holder has elected to include market discount in income currently as it accrues or the market discount comes within a statutory de minimis exception, any gain realized by a U.S. Holder on the sale of a Note having market discount will be treated as ordinary income to the extent of the market discount that has accrued while such Note was held by the U.S. Holder.
      Generally, a U.S. Holder’s adjusted tax basis in a Note will be equal to the cost of the Note, increased, if applicable, by any market discount previously included in income by such U.S. Holder pursuant to an election to include market discount in income currently as it accrues, and reduced by the accrual of any amortizable bond premium which such U.S. Holder has previously elected to deduct from gross income.
      In the case of a U.S. Holder other than a corporation, preferential tax rates may apply to capital gain recognized on the sale of a Note if the U.S. Holder’s holding period for the Note exceeds one year. Subject to certain limited exceptions, a capital loss recognized on the sale of a Note cannot be applied to offset ordinary income for U.S. federal income tax purposes.
Information Reporting and Backup Withholding
      In general, information reporting requirements will apply to the payment of the gross proceeds (including any amounts attributable to accrued but unpaid interest) of the Offer to a U.S. Holder and a backup withholding tax will apply to such payments if the U.S. Holder fails to comply with certain certification procedures or establish an exemption from backup withholding. The backup withholding tax rate is currently 28%. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder will be allowed as a credit against such Holder’s U.S. federal income tax liability and may entitle the Holder to a refund, provided that the required information is furnished to the Internal Revenue Service.
Non-U.S. Holders
Gain or Loss Upon Sale
      A Non-U.S. Holder generally will be not subject to U.S. federal income tax on any gain realized on the sale of a Note pursuant to the Offer unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Holder, (ii) in the case of a Non-U.S. Holder who is an individual, such Holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition, and either (a) such holder has a “tax home” in the United States or (b) the disposition is attributable to an office or other fixed place of business maintained by such Holder in the United States or (iii) Quanta is or has been treated as a United States real property holding corporation for U.S. federal income tax purposes. We believe that we are not and have not been treated as a United States real property holding corporation, and therefore Non-U.S. Holders should not be subject to U.S. federal income tax under clause (iii) above.
      If an individual Non-U.S. Holder falls under clause (i) above, such individual generally will be taxed on the net gain derived from the sale in the same manner as a U.S. Holder. See “— U.S. Holders — Gain or Loss Upon Sale” above. If an individual Non-U.S. Holder falls under clause (ii) above, such individual generally will be subject to a 30% tax on the gain derived from the sale, which may be offset by certain United States capital losses. Individual Non-U.S. Holders who have spent (or expect to spend) 183 days or more in the United States in the taxable year of the sale are urged to consult their tax advisors as to the U.S. federal income tax consequences of such sale. If a Non-U.S. Holder that is a foreign corporation falls under clause (i), it generally will be taxed on the net gain derived from the sale in the same manner as a

U.S. Holder as described in “— U.S. Holders — Gain or Loss Upon Sale” above and, in addition, may be subject to an additional “branch profits” tax on such effectively connected income at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty). Non-U.S. Holders should consult their own tax advisors concerning the U.S. federal income tax consequences of a sale of the Notes pursuant to the Offer.
Accrued But Unpaid Interest
      Amounts received by a tendering Non-U.S. Holder attributable to accrued but unpaid interest on the Notes generally will not be subject to U.S. federal income or withholding tax if such amounts are not effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Holder and the Non-U.S. Holder (i) does not actually or constructively own 10% of more of the total combined voting power of all classes of Quanta’s stock entitled to vote; (ii) is not a controlled foreign corporation that is related to Quanta directly or indirectly through stock ownership; (iii) is not a bank which acquired the Notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; and (iv) either (a) certifies to the payor or the payor’s agent, under penalties of perjury, that it is not a United States person and provides its name, address, and certain other information on a properly executed Form W-8BEN or a suitable substitute form or (b) a securities clearing organization, bank or other financial institution that holds customer securities in the ordinary course of its trade or business and holds the Notes in such capacity, certifies to the payor or the payor’s agent, under penalties of perjury, that such a statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner, and furnishes the payor or the payor’s agent with a copy thereof. The applicable Treasury regulations also provide alternative methods for satisfying the certification requirements of clause (iv), above. If a Non-U.S. Holder holds the Notes through certain foreign intermediaries or partnerships, such Non-U.S. Holder and the foreign intermediary or partnership may be required to satisfy certification requirements under applicable Treasury regulations.
      Except to the extent that an applicable income tax treaty otherwise provides, a Non-U.S. Holder will be taxed with respect to amounts attributable to interest paid on the Notes in the same manner as a U.S. Holder if such amounts are effectively connected with a United States trade or business of the Non-U.S. Holder. Effectively connected income received or accrued by a corporate Non-U.S. Holder may also, under certain circumstances, be subject to an additional “branch profits” tax at a 30% rate (or, if applicable, at a lower tax rate specified by an applicable income tax treaty). Although effectively connected income is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding tax if the Non-U.S. Holder delivers a properly executed Form W-8ECI (or successor form) to the payor or the payor’s agent.
Information Reporting and Backup Withholding
      United States backup tax withholding will not apply to interest payments to a Non-U.S. Holder if the requirements described in clause (iv) in the first paragraph of “— Accrued But Unpaid Interest” above are satisfied with respect to the Non-U.S. Holder unless the payor has actual knowledge or reason to know that the Non-U.S. Holder is a United States person. Information reporting requirements may apply with respect to interest payments on the Notes, in which event the amount of interest paid and tax withheld (if any) with respect to each Non-U.S. Holder will be reported annually to the Internal Revenue Service. Information reporting requirements and backup tax withholding generally will not apply to any payment of the proceeds of the sale of Notes effected outside the United States by a foreign office of a “broker” as defined in applicable Treasury regulations. However, unless such a broker has documentary evidence in its records that you are a Non-U.S. Holder and certain other conditions are met, or you otherwise establish an exemption, information reporting will apply to a payment of the proceeds of the sale of a Note effected outside the United States by such a broker if such broker (i) is a United States person as defined in the Code, (ii) is a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (iii) is a controlled foreign corporation for United States federal income tax purposes or (iv) is a foreign partnership with certain United States connections. Payment of the proceeds of any such sale to or through the United States office of a broker is subject to information reporting and backup withholding requirements unless the beneficial owner satisfies certain certification requirements or otherwise establishes an exemption.
      The United States federal income tax discussion set forth above is not intended to be legal or tax advice to any Holder based on a Holder’s particular situation and may not be applicable depending upon a Holder’s particular situation. Holders should consult their tax advisors with respect to the tax consequences to them of the sale of Notes pursuant to the Offer, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in United States federal or other tax laws.
THE DEALER MANAGERS, DEPOSITARY AND INFORMATION AGENT
Dealer Managers
      Banc of America Securities LLC, Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc. are acting as the Dealer Managers for the Offer. In this capacity, Banc of America Securities LLC, Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc. may contact holders or beneficial owners of the Notes regarding the Offer and may ask brokers, dealers, commercial banks and others to mail this Statement and other materials to beneficial owners of the Notes. We have agreed to pay the Dealer Managers an aggregate fee for their respective services as Dealer Managers equal to $2.00 per $1,000 principal amount of the value of the Notes purchased in the Offer. We have agreed to indemnify the Dealer Managers and their respective affiliates against certain liabilities in connection with the Offer, including liabilities under the United States federal securities laws.
      The Dealer Managers and their respective affiliates have engaged in, and may in the future engage in, investment banking, commercial banking, financial advisory services and other commercial dealings in the ordinary course of business with us. They have received, and expect to receive, customary fees and commissions for these transactions. At any time, the Dealer Managers may trade the Notes or our common stock for their own account or for the accounts of customers and, accordingly, may hold a long or short position in the Notes or our common stock. The Dealer Managers are not obligated to make a market in the Notes.
      Any holder who has questions concerning the terms of the Offer may contact the Dealer Managers at the telephone numbers and addresses set forth on the back cover page of this Statement.
Depositary and Information Agent
      The Depositary for the Offer is HSBC Bank USA, National Association. All deliveries, correspondence and questions sent or presented to the Depositary relating to the Offer should be directed to the address or telephone number set forth on the back cover of this Statement. As compensation for its services, the Depositary will receive a flat fee in a customary amount, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against liabilities in connection with its services, including liabilities under the United States federal securities laws.
      Georgeson Shareholder Communications Inc. is acting as the Information Agent for the Offer. We will pay the Information Agent reasonable and customary compensation for such services, plus reimbursement for out-of-pocket expenses. All inquiries and correspondence addressed to the Information Agent relating to the Offer should be directed to the address or telephone numbers set forth on the back cover page of this Statement.
      Brokers, dealers, commercial banks and trust companies will be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding material to their customers. We will not pay any fees or commissions to any broker, dealer or other person, other than the Dealer Managers, in connection with the solicitation of tenders of Notes pursuant to the Offer.

      In connection with the Offer, directors and officers of the Company and its respective affiliates may solicit tenders by use of the mails, personally or by telephone, facsimile, telegram, electronic communication or other similar methods. Directors and officers of the Company will not be specifically compensated for these services. We will pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Statement and related documents to the beneficial owners of the Notes and in handling or forwarding tenders of the Notes.
MISCELLANEOUS
      Pursuant to Rule 13e-4 under the Exchange Act, we have filed with the SEC a tender offer statement on Schedule TO that contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments to the Schedule TO, may be examined, and copies may be obtained, at the same places and in the same manner as described in the sections entitled “Documents Incorporated by Reference” and “Where You Can Find More Information.”

THE DEPOSITARY FOR THE OFFER IS:
HSBC Bank USA, National Association
By Mail, Overnight Mail, Courier or Hand:
HSBC Bank USA, National Association
Corporate Trust & Loan Agency
2 Hanson Place, 14th Floor
Brooklyn, New York 11217-1409
Attention: Paulette Shaw
For Information: (718) 488-4475
By Facsimile:
(718) 488-4488
      Any questions regarding the terms of the Offer may be directed to the Dealer Managers at the phone numbers and addresses below.
THE DEALER MANAGERS FOR THE OFFER ARE:

Banc of America Securities LLC	Credit Suisse	JPMorgan
Banc of America Securities LLC 9 West 57th Street, 6th Floor New York, New York 10019 (212) 933-2200 (collect) (888) 583-8900 ext. 2200 (US Toll Free) Attention: Ned Yetten	Credit Suisse Securities (USA) LLC 11 Madison Avenue New York, New York 10010 (212) 538-4479 (collect) Attention: Jim McDonnell	J.P. Morgan Securities Inc. 277 Park Avenue, 8th Floor New York, New York 10172 (212) 325-7596 (collect) Attention: Convertible Equities Dept.
      Any questions or requests for assistance or additional copies of this Statement, the Letter of Transmittal or other materials may be directed to the Information Agent at the telephone number and address below. You may also contact your broker, dealer, commercial bank or trust company or nominee for assistance concerning the Offer.
THE INFORMATION AGENT FOR THE OFFER IS:
17 State Street — 10th Floor
New York, NY 10004
Banks and Brokers Call 212.440.9800
All others call Toll-Free 1.866.316.3563